Exhibit 10.1

June 11, 2019
OFFER LETTER

Craig Stilwell

Dear Craig:

It is a pleasure to offer you a position on the Carbonite team! This Offer Letter serves to confirm the details of our employment offer as follows:

Position:	Chief Revenue Officer

Status:	Full-time, Regular, Exempt

Reporting to:	Mohamad Ali, Chief Executive Officer

Compensation:
Base salary of $14,807.69 bi-weekly, which is the equivalent of $385,000.00 annually, paid in accordance with the Company’s normal payroll procedures.
All forms of compensation which are referred to in this Offer Letter are subject to reduction to reflect applicable withholding, payroll and other required taxes and deductions. Please note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

Commission:
You shall be eligible for a sales commission payment, which sets variable compensation at an additional $385,000.00 annualized upon achievement of 100% sales quota, as determined and approved by Carbonite’s Compensation Committee. Specific terms of the commission payment will be governed by Carbonite’s Sales Commission Plan.

Equity:
As part of your employment with Carbonite, you shall receive:

$1,500,000 in value of Restricted Stock Units of Carbonite’s common stock, vesting over three years with one-third vesting on each anniversary of your commencement of employment with Carbonite.

$1,000,000 in value of Restricted Stock Units of Carbonite’s common stock, vesting over two years with one-half vesting on each anniversary of your commencement of employment with Carbonite.

$1,000,000 in target value of Performance-based Restricted Stock Units, which shall be earned and vest in whole or in part based upon Carbonite’s relative total shareholder return (as compared to a group of comparable companies in the Russell 3000) over the performance period, and your continued service through December 31, 2021.

All equity grants described in this section are subject to approval by Carbonite’s Compensation Committee. Specific terms of these awards will be governed by Carbonite’s 2011 Equity Award Plan and separate equity award agreements.

Severance:	You shall be eligible for severance benefits pursuant to Carbonite’s Senior Executive Severance Plan.

At-Will Employment:
Your employment with Carbonite is for no specified period of time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Other Agreements:
All Carbonite employees are required, as a condition of your employment with Carbonite, to sign, on or before your first day of employment, the Company’s Confidentiality, Invention Assignment and Non-Competition Agreement. Please retain a signed copy for your files. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed.

You agree that, during the term of your employment with Carbonite, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Carbonite is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Carbonite.

This Offer Letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral.

Expected Start Date:	July 8, 2019

Expiration and Modification:
This Offer Letter may not be modified or amended except by a written agreement, signed by an authorized signatory of Carbonite and by you. This offer will expire at 5pm, EST on Tuesday, June 11th, 2019.

Sincerely, /s/Alec Carstensen Alec Carstensen VP, HR and Talent Acquisition

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from Carbonite as set forth in the Offer Letter dated June 11, 2019. I understand and acknowledge that my employment with Carbonite is at-will, for no particular term or duration and that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice. I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I understand and agree that the terms and conditions set forth in the Offer Letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in this Offer Letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement are the terms and conditions of my employment. No one other than an authorized signatory of Carbonite is authorized to sign any employment or other agreement which modifies the terms of the Offer Letter and Carbonite's Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, and any such modification must be in writing and signed by either such executive.

Signature:    /s/Craig Stilwell
Name:        Craig Stilwell
Date:        June 11, 2019